EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC

AND

JAMESTOWN HMA PHYSICIAN MANAGEMENT, LLC

AND

JAMESTOWN TN MEDICAL CENTER, INC.

AND

CHS/COMMUNITY HEALTH SYSTEMS, INC.

AND

RENNOVA HEALTH, INC.

JANUARY 31, 2018

-i-

	3.15	Taxes	18
	3.16	Employee Relations	19
	3.17	The Contracts	19
	3.18	Supplies	20
	3.19	Insurance	20
	3.20	Third Party Payor Cost Reports	20
	3.21	Medical Staff Matters	21
	3.22	Condition of Assets	21
	3.23	Certificates of Need	21
	3.24	Regulatory Compliance	22
	3.25	Information Privacy and Security Compliance	22
	3.26	Intellectual Property	23
4.	REPRESENTATIONS AND WARRANTIES OF BUYER		23
	4.1	Existence and Capacity	23
	4.2	Powers; Consents; Absence of Conflicts with Other Agreements, Etc.	23
	4.3	Binding Agreement	24
	4.4	Availability of Funds	24
	4.5	Buyer Acknowledgement	24
5.	COVENANTS OF SELLERS PRIOR TO CLOSING		24
	5.1	Access and Information	24
	5.2	Operations	25
	5.3	Negative Covenants	25
	5.4	Governmental Approvals	26
	5.5	FTC Notification	26
	5.6	Additional Financial Information	26
	5.7	No-Shop Clause	27
	5.8	Efforts to Close	27
	5.9	Quality Reporting	27
	5.10	OIG Release	27
6.	COVENANTS OF BUYER PRIOR TO CLOSING		28
	6.1	Governmental Approvals	28
	6.2	FTC Notification	28
	6.3	Title Commitment and Survey	28
	6.4	Efforts to Close	29

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7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		29
	7.1	Representations/Warranties; Covenants	29
	7.2	Governmental Approvals	29
	7.3	Title Policy	29
	7.4	Actions/Proceedings	30
	7.5	Insolvency	30
	7.6	Vesting/Recordation	30
	7.7	Closing Deliveries	30
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		30
	8.1	Representations/Warranties; Covenants	30
	8.2	Governmental Approvals	30
	8.3	Actions/Proceedings	31
	8.4	Insolvency	31
	8.5	Closing Deliveries	31
9.	SELLERS’ COVENANT NOT TO COMPETE		31
	9.1	Non-Compete	31
	9.2	Enforcement	31
10.	ADDITIONAL AGREEMENTS		32
	10.1	Allocation of Purchase Price	32
	10.2	Termination Prior to Closing	32
	10.3	Post-Closing Access to Information	32
	10.4	Preservation and Access to Records After the Closing	33
	10.5	Tax and Medicare Effect	33
	10.6	Reproduction of Documents	34
	10.7	Cooperation on Tax Matters	34
	10.8	Cost Report Matters	34
	10.9	Misdirected Payments, Etc	34
	10.10	Employee Matters	35
	10.11	WARN Act Compliance	35
	10.12	Indigent Care Policies	36
	10.13	Medical Staff Privileges	36
	10.14	Use of Controlled Substance Permits	36

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	10.15	Information Technology Transition Services Agreement	36
	10.16	Transition Services Agreement	36
	10.17	License Agreement for Policy and Procedure Manuals	36
	10.18	Use of Excluded Marks	36
	10.19	Access to Records Including as to Recovery and Audit Information	37
	10.20	Continuation of Insurance.	37
11.	INDEMNIFICATION		37
	11.1	Indemnification by Buyer	37
	11.2	Indemnification by Sellers	37
	11.3	Limitations	38
	11.4	Notice and Control of Litigation	38
	11.5	Notice of Claim	39
	11.6	Mitigation	39
	11.7	Exclusive Remedy	39
12.	MISCELLANEOUS		40
	12.1	Schedules and Other Instruments	40
	12.2	Additional Assurances	40
	12.3	Third Party Consents	40
	12.4	Consents, Approvals and Discretion	40
	12.5	Legal Fees and Costs	40
	12.6	Choice of Law	41
	12.7	Benefit/Assignment	41
	12.8	No Brokerage	41
	12.9	Cost of Transaction	41
	12.10	Confidentiality	42
	12.11	Public Announcements	42
	12.12	Waiver of Breach	42
	12.13	Notice	43
	12.14	Severability	43
	12.15	Gender and Number	43
	12.16	Divisions and Headings	43
	12.17	Survival	43
	12.18	Affiliates	43
	12.19	Waiver of Jury Trial	44
	12.20	Effective Time	44
	12.21	No Inferences	44
	12.22	No Third Party Beneficiaries	44
	12.23	Enforcement of Agreement	44
	12.24	Entire Agreement/Amendment	44
	12.25	Seller Guarantor Guaranty	45
	12.26	Buyer Guarantor Guaranty	45
	12.27	Risk of Loss	45
	12.28	Sellers’ Knowledge	45

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EXHIBITS

Description	Exhibit

Limited Power of Attorney	A
Information Technology Transition Services Agreement	B
Transition Services Agreement	C
License Agreement for Policy and Procedure Manuals.	D

SCHEDULES

Description	Schedules

Owned Real Property	1.1(a)(i)
Leased Real Property	1.1(a)(ii)
Contracts	1.1(g)
Excluded Assets	1.2
Excluded Contracts	1.2(j)
Assumed Liabilities	1.3
Remaining Liabilities	1.3(d)
Excluded Liabilities	1.4
Net Working Capital	1.6
Financial Statements	3.4
Certain Post Balance Sheet Results	3.5
Licenses	3.6
Medicare Participation/Accreditation/Compliance	3.7
Regulatory Compliance	3.8
Equipment	3.9
Employee Benefit Plans	3.12
Litigation or Proceedings	3.13
Environmental Laws	3.14
Taxes	3.15
Employee Relations	3.16
Insurance	3.19
Third Party Payor Cost Reports	3.20
Medical Staff Matters	3.21
Certificates of Need	3.23
Intellectual Property	3.26
Non-Compete	9.1
Brokers	12.8
Sellers’ Knowledge	12.28

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GLOSSARY OF DEFINED TERMS

Defined Term	Section

Accounting Firm	1.6(c)
Affiliate	12.18
Agreement	Introduction
Allocation	10.1
Applications	3.23
Assets	1.1
Assignment and Assumption Agreement	2.2(c)
Assignments of Leases	2.2(a)
Assumed Liabilities	1.3
Balance Sheet Date	3.4(a)
Basket Amount	11.3
Benefit Plans	3.12
Buyer	Introduction
Buyer Guarantor	Introduction
Buyer Indemnified Parties	11.2
CERCLA	3.14
Certificate of Need	3.23
Closing	2.1
Closing Date	2.1
CMS	1.4(l)
COBRA	1.3(d)
Code	3.12
Contracts	1.1(g)
Control	12.18
DRG Transition Patients	1.7(a)
Effective Time	2.1
Environmental Laws	3.14
ERISA	3.12
Excluded Assets	1.2
Excluded Intellectual Property	3.26(c)
Excluded Liabilities	1.4
Excluded Marks	1.2(f)
Exemption Certificate	3.23
Financial Statements	3.4
FTC	5.5
GAAP	1.6(a)
Government Entity	3.8
Hazardous Substances	3.14
Hospital	Recital A
HQI Program	5.9
HSR Act	5.5
Immaterial Contracts	3.17
Indemnified Party	11.4
Indemnifying Party	11.4

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GLOSSARY OF DEFINED TERMS

Defined Term	Section

Information Privacy or Security Laws	3.25(c)
Intellectual Property	3.26(c)
Interim Statements	5.6
Justice Department	5.5
Leased Real Property	1.1(a)
Licenses	3.6
Medical Staff	3.21
MU Payments	1.8(a)
Net Working Capital	1.6(a)
Objections	6.3(c)
ORYX	5.9
Owned Real Property	1.1(a)
Permitted Encumbrances	3.10(a)
PIP	1.7(c)
Post-Effective Time Periods	1.8(b)
Pre-Effective Time Periods	1.8(a)
Prohibited Business	9.1
Purchase Price	1.5
RCRA	3.14
Real Property	1.1(a)
Records	10.4
Restricted Area	9.1
Seller or Sellers	Introduction
Seller Cost Reports	10.8
Seller Guarantor	Introduction
Seller Indemnified Parties	11.1
Sellers’ knowledge	12.28
Straddle Period	1.8(c)
Survey	6.3(b)
Survival Period	12.17
Tax or Taxes	3.5
TDH	3.6
Third Party Leases	3.17
Title Commitment	6.3(a)
Title Company	6.3(a)
Title Evidence	6.3(c)
Title Policy	6.3(a)
Transition Patients	1.7
Transition Services	1.7
Value of Inventory	1.10
WARN Act	10.11

-vii-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2018, by and among (i) HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC, a Tennessee limited liability company, and JAMESTOWN HMA PHYSICIAN MANAGEMENT, LLC, a Tennessee limited liability company (each of which may be referred to herein individually as a “Seller” and collectively as “Sellers”), (ii) JAMESTOWN TN MEDICAL CENTER, INC., a Tennessee corporation (“Buyer”), (iii) CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“Seller Guarantor”), and (iv) RENNOVA HEALTH, INC., a Florida corporation (“Buyer Guarantor”).

RECITALS:

A. Sellers own and operate an acute care hospital known as Tennova Healthcare - Jamestown, located at 436 W. Central Avenue, Jamestown, TN 38556, together with certain related businesses, including any associated medical office building, physician practice or clinic operations, outpatient care facilities, ancillary services, and land and buildings (collectively referred to as the “Hospital”).

B. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all of the assets of Sellers which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Hospital, on the terms and conditions set forth in this Agreement.

C. Seller Guarantor is a party to this Agreement for purposes of guaranteeing the obligations of Sellers as set forth herein.

D. Buyer Guarantor is a party to this Agreement for purposes of guaranteeing the obligations of Buyer as set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

1.1 Assets. Subject to the terms and conditions of this Agreement, as of the Closing (as defined in Section 2.1 hereof), Sellers agree to sell, convey, transfer and deliver to Buyer, and Buyer agrees to purchase, all right, title and interest of Sellers in and to all of the assets of every kind and nature, whether real, personal or mixed, tangible or intangible, owned or used by Sellers in connection with, or otherwise associated with, the operation of the Hospital, other than the Excluded Assets (hereinafter defined), free and clear of all liabilities, claims, liens, security interests and restrictions other than the Assumed Liabilities and the Permitted Encumbrances, which assets shall include, without limitation, the following (the “Assets”):

(a) fee simple to the real property described on Schedule 1.1(a)(i) hereto, together with all improvements, any construction in progress, and any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto, including appurtenant rights in and to any public streets or rights of way (collectively, the “Owned Real Property”), and leasehold title to the real property that is leased by Sellers pursuant to the leases described on Schedule 1.1(a)(ii) hereto (collectively, the “Leased Real Property”; the Owned Real Property and the Leased Real Property being referred to herein as the “Real Property”);

(b) all tangible personal property, including, without limitation, all major, minor or other equipment, vehicles, furniture and furnishings;

(c) all supplies and inventory located at the Hospital;

(d) assumable deposits, prepaid expenses and claims for refunds;

(e) all claims, causes of action, and judgments in favor of Sellers relating to the condition of the Assets and, to the extent assignable by Sellers, all warranties (express or implied) and rights and claims assertable by (but not against) Sellers related to the Assets;

(f) all financial, patient, medical staff and personnel records relating to the Hospital (including, without limitation, all equipment records, medical administrative libraries, medical records, documents, catalogs, books, records, files, operating manuals and current personnel records);

(g) all rights and interests of Sellers in the contracts, commitments, leases and agreements listed on Schedule 1.1(g) hereto and all Immaterial Contracts (hereinafter defined) (collectively, the “Contracts”);

(h) Sellers’ Medicare and Medicaid provider numbers and all rights under the corresponding Medicare and Medicaid provider agreements, to the extent transferable;

(i) all licenses, permits, certificates, certificates of need, registrations and accreditations, to the extent assignable, held by Sellers relating to the ownership, development, and operation of the Hospital (including, without limitation, any pending or approved governmental approvals);

(j) except for the Excluded Marks, all names, trade names, trademarks and service marks (or variations thereof) associated with the Hospital, all goodwill associated therewith, and all applications and registrations associated therewith;

(k) all goodwill associated with the Hospital and the Assets;

(l) the assets owned by Affiliates (as defined in Section 12.18 below) of Sellers which are primarily used in connection with the operations of the Hospital; and

(m) the interest of Sellers in all property of the foregoing types, arising or acquired in the ordinary course of the business of Sellers in respect of the Hospital between the date hereof and the Closing.

1.2 Excluded Assets. Those assets of Sellers described below, together with any assets described on Schedule 1.2 hereto, shall be retained by Sellers (collectively, the “Excluded Assets”) and shall not be conveyed to Buyer:

(a) cash and cash equivalents;

(b) all amounts payable to Sellers in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and TriCare/CHAMPUS cost reports filed or to be filed by Sellers for periods prior to the Effective Time (hereinafter defined) and retrospective payment of claims that are the subject of CMS Recovery Audit Contractor appeals) and all appeals and appeal rights of Sellers relating to such settlements, including cost report settlements, for periods prior to the Effective Time;

(c) all records relating to the Excluded Assets and the Excluded Liabilities (as defined below) to the extent that Buyer does not need the same in connection with the ongoing activities of the Hospital, the Assets, or the Assumed Liabilities (as defined below), as well as all records which by law Sellers or their Affiliates are required to maintain in their possession; provided, however, that in the latter case, copies of such records may be made available upon the reasonable request of Buyer;

(d) any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses or insurance premiums);

(e) all accounts receivable arising from the rendering of services to patients at the Hospital, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services rendered prior to the Effective Time;

(f) any and all names, symbols, trademarks, logos or other symbols used in connection with the Hospital and the Assets which include the names “Community Health Systems,” “CHS,” “Health Management Associates,” “HMA,” “Tennova Health,” or any variants thereof or any other names which are proprietary to Sellers or their Affiliates (the “Excluded Marks”);

(g) receivables from or obligations with Seller Guarantor or its Affiliates;

(h) all insurance proceeds arising in connection with the operation of the Hospital or the Assets prior to the Effective Time and all insurance proceeds arising in connection with the Excluded Assets and the Excluded Liabilities;

(i) any computer software and programs which are proprietary to Seller Guarantor or its Affiliates;

(j) any contracts, commitments or agreements that are available only to Sellers by reason of their being Affiliates of Seller Guarantor, and any other such contracts, commitments or agreements that are not Contracts, including, without limitation, those set forth on Schedule 1.2(j);

(k) all rights in connection with and the assets of Sellers’ employee benefit plans;

(l) all documents, records, operating manuals and film (in format) pertaining to the Hospital which are proprietary to Sellers or their Affiliates or which by law Sellers or their Affiliates are required to retain; provided, however, that in the latter case, copies of such records may be made available upon the reasonable request of Buyer;

(m) all obligations between Sellers and/or Seller Guarantor; and

(n) all rights of Sellers under this Agreement and its related documents.

1.3 Assumed Liabilities. In connection with the conveyance of the Assets to Buyer, Buyer agrees to assume, as of the Effective Time, the future payment and performance of the following liabilities (the “Assumed Liabilities”) of Sellers:

(a) all obligations accruing after the Effective Time with respect to the Contracts;

(b) the capital lease obligations set forth on Schedule 1.3 hereto;

(c) obligations and liabilities as of the Effective Time in respect of accrued vacation, holiday, and sick pay of Sellers’ employees at the Hospital who are hired by Buyer as of the Effective Time, and related taxes; and

(d) all remaining liabilities and obligations to former employees or qualified beneficiaries of any Seller under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), after such Seller ceases to provide any group health plan to its employees, as set forth on Schedule 1.3(d).

1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and under no circumstances shall Buyer be obligated to pay or assume, and neither the Assets nor any other assets of Buyer shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of Sellers, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities:

(a) any debt, obligation, expense or liability of Sellers that is not an Assumed Liability;

(b) claims or potential claims for medical malpractice or general liability arising from events that occurred prior to the Effective Time;

(c) those claims and obligations (if any) specified in Schedule 1.4 hereto;

(d) any liabilities associated with or arising out of any of the Excluded Assets;

(e) liabilities or obligations of Sellers in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, TriCare/CHAMPUS, Blue Cross, or other third party payor programs, and any liability arising pursuant to the Medicare, Medicaid, TriCare/CHAMPUS, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

(f) any liability or obligation of Sellers for Taxes, including, without limitation, (i) any Taxes arising as a result of Sellers’ operation of the Hospital or ownership of the Assets prior to the Effective Time, (ii) any property Taxes which are the obligation of Sellers pursuant to Section 1.9, and (iii) any liability of Sellers for the unpaid Taxes of any individual, entity or other party under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(g) liability for any and all claims by or on behalf of Sellers’ employees relating to periods prior to the Effective Time including, without limitation, liability for any severance payments, pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim (provided, however, that this clause (g) shall not apply to any and all employee benefits constituting Assumed Liabilities);

(h) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Sellers or any of their Affiliates or any of their employees, medical staff, agents, vendors or representatives with respect to acts or omissions prior to the Effective Time;

(i) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Sellers, their Affiliates or their directors, officers, employees and agents claimed to violate any constitutional provision, statute, ordinance or other law, rule, regulation, interpretation or order of any Governmental Entity (as defined in Section 3.8);

(j) liabilities or obligations arising as a result of any breach by Sellers at any time of any contract or commitment that is not assumed by Buyer;

(k) liabilities or obligations arising out of any breach by Sellers prior to the Effective Time of any Contract;

(l) any recoupment with respect to periods prior to Closing in connection with audits performed by Zone Program Integrity Contractors, Medicare Recovery Audit Contractors, or other contractors or auditors pursuant to authority delegated by The Centers for Medicare and Medicaid Services (“CMS”), the OIG, or Tennessee state agencies;

(m) any liabilities or obligations relating to information requests, proceedings, subpoenas or production requests brought or made by third parties with respect to the compliance of any of the Assets (to the extent such Assets are not modified, altered or reconstructed after the Closing) with the requirements of the Americans with Disabilities Act, as amended, and Section 504 of the Rehabilitation Act of 1973, including all costs to modify, alter or reconstruct any portion of the Assets as a result of any of the foregoing;

(n) any liabilities or obligations relating to or arising from any Environmental Condition relating to any of the Assets occurring or in existence prior to the Closing or any noncompliance by Sellers, any Affiliate of Sellers, with respect to any Environmental Law; and

(o) any debt, obligation, expense, or liability of Sellers arising out of or incurred solely as a result of any transaction of Sellers occurring after the Effective Time or for any violation by Sellers of any law, regulation, or ordinance at any time.

Sellers hereby acknowledge and agree that they are retaining, and are liable for, the Excluded Liabilities, and shall pay, discharge and perform all such Excluded Liabilities promptly when due.

1.5 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be One Dollar ($1.00), plus the amount of the Net Working Capital (as defined in Section 1.6(a)) as of the Effective Time, and minus the amount of any capitalized leases in respect of the Hospital that are assumed by Buyer. The Purchase Price shall be calculated as of the Closing based upon the estimated Net Working Capital (as determined in accordance with Section 1.6(b)). Buyer shall pay the Purchase Price to Sellers at Closing by wire transfer of immediately available funds to an account designated by Sellers. The Purchase Price shall be adjusted after the Closing in accordance with Section 1.6 to reflect the actual Net Working Capital as of the Effective Time (as determined in accordance with Section 1.6(b)).

1.6 Net Working Capital, Estimates and Audits.

(a) Net Working Capital. As used herein, the term “Net Working Capital” shall mean the aggregate current assets of Sellers conveyed to Buyer pursuant to Section 1.1 hereof (excluding those Excluded Assets which would otherwise be included in current assets), minus the aggregate current liabilities of Sellers assumed by Buyer pursuant to Section 1.3 hereof (excluding those Excluded Liabilities which would otherwise be included in current liabilities), all as determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied. In any case with respect to the computation of Net Working Capital (i) the following shall be included in current assets: prepaid expenses and supplies and inventory, and (ii) the following shall be included in current liabilities: accrued liabilities for vacation and holiday benefits for employees of Sellers who are hired by Buyer.

(b) Estimates and Adjustments. Attached hereto as Schedule 1.6 is a schedule of the Net Working Capital as of September 30, 2017, together with the principles, specifications and methodologies used in determining such Net Working Capital. At least ten (10) business days prior to Closing, Sellers shall deliver to Buyer a reasonable estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate. The Net Working Capital shall be estimated following the same mutually agreed upon principles, specifications and methodologies used to determine the Net Working Capital as of September 30, 2017, as specified in Schedule 1.6, and shall be used for purposes of calculating the Purchase Price as of the Closing; provided, however, that the value of the inventory shall be determined in accordance with Section 1.10 below. Within ninety (90) days after the Closing, Sellers shall deliver to Buyer their determination of the actual Net Working Capital as of the Effective Time (following the same principles, specifications and methodologies used to determine the estimated Net Working Capital as set forth on Schedule 1.6 and the estimated Net Working Capital as of the Closing, but using the method set forth in Section 1.10 to determine the value of the inventory). Each party shall have full access to the financial books and records pertaining to the Hospital to confirm or audit Net Working Capital computations. Should Buyer disagree with Sellers’ determination of actual Net Working Capital as of the Effective Time, Buyer shall notify Sellers within sixty (60) days after Sellers’ delivery of their determination of Net Working Capital. If Sellers and Buyer fail to agree within thirty (30) days after Buyer’s delivery of notice of disagreement on the amount of Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.6(c), which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Purchase Price shall be increased or decreased based on actual Net Working Capital as of the Effective Time, and within five (5) business days after determination thereof any increase shall be paid in cash by Buyer to Sellers, and any decrease shall be paid in cash to Buyer by Sellers.

(c) Dispute of Adjustments. In the event that Sellers and Buyer are not able to agree on the actual Net Working Capital within thirty (30) days after Buyer’s delivery of notice of disagreement, Sellers and Buyer shall each have the right to require that such disputed determination be submitted to an independent certified public accounting firm as Sellers and Buyer may then mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Accounting Firm’s determination shall be binding upon Sellers and Buyer, absent fraud or manifest error. The Accounting Firm’s fees and expenses shall be borne equally by Sellers and Buyer.

(d) Tax Treatment. For income Tax purposes, unless otherwise required by applicable law, Buyer and Sellers agree to treat all payments made under this Section 1.6 (other than the fees and expenses of the Accounting Firm) as adjustments to the Purchase Price.

1.7 Transition Patients. To compensate Sellers for services rendered and medicine, drugs and supplies provided prior to the Effective Time (the “Transition Services”) with respect to patients who are admitted to the Hospital prior to the Effective Time but who are not discharged until on or after the Effective Time (such patients being referred to herein as the “Transition Patients”), the parties shall take the following actions:

(a) Medicare, Medicaid, CHAMPUS/TRICARE and Other DRG Transition Patients. As soon as practicable after the Closing Date, Sellers shall deliver to Buyer a statement itemizing the Transition Services provided by Sellers to patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross or any other third party payer who pays on a DRG, case rate or other similar basis (the “DRG Transition Patients”). Buyer shall pay to Sellers an amount equal to (i) the total reimbursement (including DRG, outlier payments, disproportionate share payments, capital and any deposits, deductibles or co-payments received by Buyer) per the remittance advice received by Buyer on behalf of a DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to such DRG Transition Patient by Sellers prior to the Effective Time, and the denominator of which shall be the sum of the total charges for the Transition Services provided to such DRG Transition Patient both prior to and after the Effective Time, minus (ii) any deposits, deductibles or co-payments made by such DRG Transition Patients to Sellers prior to the Effective Time. Sellers shall provide Buyer with all information required to properly bill the DRG Transition Patients for the Transition Services, including the information described in (ii) above.

(b) Other Patients. As of the Effective Time, Sellers shall prepare cut-off billings for all patients not covered by Section 1.7(a). The cut-off billings shall be sent following the discharge of the patient from the Hospital.

(c) PIP or Pass-Through Payments. If Buyer receives any amounts from the Medicare program for periodic interim payments (“PIP”) or costs paid for on a pass-through basis, such as capital costs, associated with the operation of the Hospital prior to the Effective Time, Buyer shall tender the amount applicable to the period prior to the Effective Time to Sellers within ten (10) business days of receipt. If Sellers receive any amounts from the Medicare program for PIP or pass-through costs, such as capital costs, associated with the operations of the Hospital relating to periods subsequent to the Effective Time, Sellers shall tender the same to Buyer within ten (10) business days of receipt. It is the intent of the parties that Buyer and Sellers shall receive PIP payments and pass-through costs payments (including capital costs) applicable to the period of time the Hospital is owned by such party.

(d) Timing; Dispute Resolution. All payments required by this Section 1.7 shall be made within ten (10) business days of the applicable party’s receipt of payment with respect to a Transition Patient, accompanied by copies of remittances and other supporting documentation as reasonably required by Sellers. In the event that Buyer and Sellers are unable to agree on any amount to be paid under this Section 1.7, then such amount shall be determined by an accounting firm mutually acceptable to Buyer and Sellers at their joint expense.

1.8 Meaningful Use Funds.

(a) Matters Relating to Pre-Effective Time Meaningful Use Funds. Sellers or Seller Guarantor (or an affiliate of Seller Guarantor) shall be responsible for preparing, certifying and attesting for meaningful use payments (“MU Payments”) under the Health Information Technology for Economic and Clinical Health Act in respect of the Hospital relating to periods ending on or prior to the Effective Time (“Pre-Effective Time Periods”). Buyer shall pay to Sellers any amount received by Buyer or any of its Affiliates in respect of MU Payments relating to Pre-Effective Time Periods within ten (10) days of receipt thereof by Buyer or any of its Affiliates.

(b) Matters Relating to Post-Effective Time Meaningful Use Funds. Buyer shall be responsible for preparing, certifying and attesting for MU Payments in respect of the Hospital relating to periods ending after the Effective Time (“Post-Effective Time Periods”), and shall be entitled to any MU Payments relating to Post-Effective Time Periods. Sellers shall pay to Buyer any amount received by Sellers or any of their Affiliates in respect of MU Payments relating to Post-Effective Time Periods within ten (10) days of receipt thereof by Sellers or any of their Affiliates.

(c) Straddle Periods. For purposes of paragraphs (a) and (b) above, if the measurement period for a MU Payment that includes the Closing Date does not terminate prior to the Effective Time (a “Straddle Period”), then the MU Payment for the Straddle Period shall be allocated between Sellers and Buyer in the following manner: (i) Sellers shall be entitled to receive the portion of the MU Payment attributable to the period prior to the Effective Time, which shall equal the MU Payment for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days in the Straddle Period prior to the Effective Time and the denominator of which is the total number of days in the Straddle Period; and (ii) Buyer shall be entitled to receive the portion of the MU Payment attributable to the period following the Effective Time, which shall equal the MU Payment for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days in the Straddle Period from the Effective Time to the end of the Straddle Period and the denominator of which is the total number of days in the Straddle Period.

(d) MU Payment Reconciliation. The parties agree that, in the event of a determination by any governmental payor that MU Payments previously received by the parties are adjusted or otherwise revised, the repayment (in case of a reduction of MU Payments previously made) or receipt (in case of an increase of MU Payments previously made) of funds relating to prior MU Payments shall, notwithstanding the prior settlement of the MU Payments in accordance with this Section 1.8, be reconciled and remitted, with reasonable promptness, to the appropriate party based on the application of this Section 1.8 to such adjustment to the MU Payments.

(e) Late Payments. In the event that any payment required to be made hereunder is not made within the time period required by this Section 1.8, the party obligated to make such payment shall also be obligated to pay interest on such payment from the date such payment should have been made to the date of payment at the rate of interest equal to 200 basis points over the prime rate as quoted in the Money Rates section of The Wall Street Journal from time to time.

1.9 Prorations. Except as otherwise provided herein (for example, in the determination of Net Working Capital) or as settled at the Closing, within ninety (90) days after the Closing Date (hereinafter defined), Sellers and Buyer shall prorate as of the Effective Time any amounts which become due and payable on or after the Closing Date with respect to (i) the Contracts, (ii) real or personal property Taxes imposed on or with respect to the Assets for any taxable period that begins before and ends after the Closing Date, and (iii) all utilities servicing any of the Assets, including water, sewer, telephone, electricity and gas service. Any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter. For the avoidance of doubt, all Taxes (including real property and personal property Taxes) imposed on or with respect to the Assets for taxable periods ending prior to the Closing Date shall be solely the responsibility of Sellers.

1.10 Physical Inventory. Within the ten (10) day period preceding the Closing Date, Sellers will perform a physical inventory in a manner consistent with its past practice to verify the levels and amounts of the Hospital’s inventory. Sellers will give Buyer not less than ten (10) days’ notice of such physical inventory. Representatives of Buyer will be permitted to observe such physical inventory and will be permitted to make test counts of inventory and receive copies of the records of the physical inventory conducted pursuant to this Section 1.10. Prior to Closing, Sellers may, at their option, remove supplies that, based upon such physical inventory, have been determined by the parties to be unusable or obsolete. Based on such physical inventory, the value of inventory shall be determined by applying the lower of Sellers’ cost or market to each item of inventory as of the date of such physical inventory and Sellers’ shall prepare a schedule thereof (the “Value of Inventory”). The Value of Inventory shall be used for purposes of calculating the Net Working Capital pursuant to Section 1.6 and the Purchase Price pursuant to Section 1.5. The amount of the Value of Inventory shall be increased or decreased, as appropriate, to reflect the value of any additions to, or the value (as determined by the physical inventory) or deletions from, the inventory between the date of the physical inventory and the Closing Date.

2. CLOSING.

2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place on or before April 1, 2018, or on such other date or at such other location as the parties may mutually designate in writing (the date of consummation is referred to herein as the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m., local time, on the Closing Date, or such other time as the parties may mutually designate in writing (such time, the “Effective Time”).

2.2 Actions of Sellers at Closing. At the Closing and unless otherwise waived in writing by Buyer, Sellers shall deliver to Buyer the following:

(a) Deeds containing special warranty of title, fully executed by the appropriate Seller in recordable form and otherwise in a form reasonably acceptable to Buyer and the Title Company, conveying to Buyer fee simple title to the Owned Real Property, and Assignments of Leases, fully executed by the appropriate Seller, assigning to Buyer leasehold title to the Leased Real Property (the “Assignments of Leases”), subject only to the Permitted Encumbrances (hereinafter defined);

(b) A General Assignment, Conveyance and Bill of Sale, fully executed by the appropriate Seller, conveying to Buyer title to all tangible and intangible assets which are a part of the Assets, free and clear of all liabilities, claims, liens, security interests and restrictions other than the Assumed Liabilities;

(c) An Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), fully executed by the appropriate Seller, conveying to Buyer such Seller’s interest in the Contracts;

(d) A standard form owner’s affidavit (modified as necessary to make such affidavit factually accurate) as required by the Title Company (as defined in Section 6.2 hereof) to issue the Title Policy (as defined in Section 6.2 hereof) as described in and provided by Section 7.3 hereof and such other documents as may be reasonably required by the Title Company to issue the Title Policy;

(e) Copies of resolutions duly adopted by the Board of Directors of each of the Sellers, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of each Seller, respectively;

(f) Certificates of the President or a Vice President of each Seller, certifying that each covenant and agreement of such Seller to be performed prior to or as of the Closing pursuant to this Agreement has been performed and each representation and warranty of such Seller is true and correct on the Closing Date, as if made on and as of the Closing;

(g) Certificates of incumbency for the respective officers of each Seller executing this Agreement or making certifications for the Closing dated as of the Closing Date;

(h) Certificates of existence and good standing of each Seller from the state in which it is formed or incorporated, dated the most recent practical date prior to the Closing;

(i) All Certificates of Title and other documents evidencing an ownership interest conveyed as part of the Assets;

(j) Evidence of filing of UCC termination statements and other releases with respect to all liens that must be released at or prior to Closing or pay-off letter(s) in form acceptable to Buyer;

(k) All forms required for the termination or assignment of any trade names used by any Seller in the operation of the Hospital and registered with the Tennessee Secretary of State, fully executed by such Seller;

(l) A non-foreign affidavit with respect to each Seller, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code and reasonably satisfactory to Buyer;

(m) The Information Technology Transition Services Agreement, Transition Services Agreement, and License Agreement for Policies and Procedures Manuals, each fully executed by Sellers (or its applicable Affiliates), as contemplated by Sections 10.15, 10.16 and 10.17, respectively; and

(n) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.

2.3 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Sellers, Buyer shall deliver to Sellers the following:

(a) An amount equal to the Purchase Price in immediately available funds to an account designated by Sellers prior to Closing;

(b) The Assignment of Leases, fully executed by Buyer;

(c) The Assignment and Assumption Agreement, fully executed by Buyer, pursuant to which Buyer shall assume the future performance of the Contracts as herein provided;

(d) Copies of resolutions duly adopted by the Board of Directors of Buyer and the Board of Directors of Buyer Guarantor authorizing and approving their performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer and Buyer Guarantor, respectively;

(e) Certificates of the President or a Vice President of Buyer, certifying that each covenant and agreement of Buyer to be performed prior to or as of the Closing pursuant to this Agreement has been performed and each representation and warranty of Buyer is true and correct on the Closing Date, as if made on and as of the Closing;

(f) Certificates of incumbency for the respective officers of Buyer and Buyer Guarantor executing this Agreement or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of Buyer and Buyer Guarantor from the state in which each is incorporated, dated the most recent practical date prior to Closing; and

(h) Such other instruments and documents as Sellers reasonably deem necessary to effect the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. As of the date hereof, and, when read in light of any schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Sellers represent and warrant to Buyer the following:

3.1 Existence and Capacity; Subsidiaries.

(a) Each Seller is duly organized and validly existing in good standing under the laws of the state of its formation. Each Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted. Seller Guarantor is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware. Seller Guarantor has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

(b) Neither Seller directly or indirectly owns any equity, membership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

3.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by each Seller and Seller Guarantor and all other agreements referenced herein, or ancillary hereto, to which such Seller or Seller Guarantor is a party, and the consummation of the transactions contemplated herein by each Seller and Seller Guarantor:

(a) are within its limited liability company or corporate powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate limited liability company or corporate action;

(b) except as provided in Section 5.4 below, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) except as set forth on Schedule 1.1(g), will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge, or encumbrance under, nor result in acceleration of the timing of payment or performance of such Seller’s obligations under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, law, rule, or regulation of any Government Entity (as defined in Section 3.8) to which it or the Assets may be subject; and

(e) will not violate any judgment, decree, writ or injunction of any court or Government Entity to which it or the Assets may be subject.

3.3 Binding Agreement. This Agreement and all agreements to which Sellers or Seller Guarantor will become a party pursuant hereto are and will constitute the valid and legally binding obligations of each Seller or Seller Guarantor, respectively, and are and will be enforceable against each Seller or Seller Guarantor, respectively, in accordance with the respective terms hereof or thereof.

3.4 Financial Statements. Sellers have delivered to Buyer copies of the following financial statements of or pertaining to the Hospital and its operations (“Financial Statements”), which Financial Statements are maintained on an accrual basis:

(a) Unaudited Balance Sheet dated as of September 30, 2017 (the “Balance Sheet Date”);

(b) Unaudited Income Statement for the nine (9) month period ended on the Balance Sheet Date; and

(c) Unaudited Balance Sheets and Income Statements for the fiscal years ended December 31, 2015 and 2016.

Such Financial Statements conform to GAAP consistently applied, except as set forth in Schedule 3.4. Such Balance Sheets present fairly, in all material respects, the financial condition of the Hospital as of the dates indicated thereon, and such Income Statements present fairly, in all material respects, the results of operations of the Hospital for the periods indicated thereon.

3.5 Certain Post-Balance Sheet Results. Except as set forth in Schedule 3.5 hereto, since the Balance Sheet Date there has not been any:

(a) material damage, destruction, or loss (whether or not covered by insurance) affecting the Hospital or the Assets;

(b) threatened employee strike, work stoppage, or labor dispute pertaining to the Hospital;

(c) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Assets having a value in excess of Ten Thousand Dollars ($10,000) (other than supplies), except in the ordinary course of business and consistent with past practices;

(d) changes in the accounting methods or practices employed by Sellers or changes in depreciation or amortization policies;

(e) any grant or incurrence of any obligation for any increase in the compensation of any employee who is employed at the Hospital (including any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except in the ordinary course of business or in accordance with existing, written personnel policies;

(f) making or changing of any Tax election, settling of any audit, investigation or other administrative or judicial proceeding related to Taxes, entering into any closing agreement with respect to Taxes, or filing of any amended Tax Return, in each case by or with respect to any Seller; or

(g) transaction or other occurrence pertaining to the Hospital by Sellers outside the ordinary course of business.

3.6 Licenses. The Hospital is duly registered with the Tennessee Department of Health (“TDH”) as an 85-bed general acute care hospital in accordance with the applicable laws of the State of Tennessee. Sellers have all other licenses, registrations, certificates, permits, and approvals which are needed or required by law to operate the business related to or affecting the Hospital or any ancillary services related thereto (the TDH license, together with all such other licenses, registrations, certificates, permits, and approvals are collectively, the “Licenses”). Sellers have delivered to Buyer an accurate list and summary description (Schedule 3.6) of all such Licenses owned or held by Sellers relating to the ownership, development, or operation of the Hospital or the Assets, all of which are now, and as of the Closing shall be, in good standing. Sellers and the Hospital, as applicable, are, and at all times since January 1, 2015 have been, in compliance in all material respects with the terms of such Licenses and there are no provisions in, or agreements relating to, any License that preclude or limit Sellers from operating the Hospital and carrying on their operations as currently conducted. There is no pending or, to Sellers’ knowledge, threatened proceeding by or before any Government Entity to revoke, cancel, rescind, suspend, restrict, modify, or refuse to renew any License owned or held by any Seller, and all such Licenses are now, and as of the Closing shall be without limitation, in good standing, in full force and effect and not subject to meritorious challenge. To Sellers’ knowledge, no event has occurred and no facts exist with respect to any material License owned or held by Sellers that allows, or after notice or the lapse of time or both, would allow the suspension, revocation, or termination of any such material License, or would result in any other material impairment in the rights of any holder thereof. Since January 1, 2015, neither Sellers nor the Hospital has received any written notice or communication from any Government Entity regarding any material violation of any License owned or held by Sellers (other than any surveys or deficiency reports for which Sellers have submitted a plan of correction that has been accepted or approved by the applicable Government Entity). Sellers have delivered to Buyer accurate and complete copies of all survey reports, deficiency notices, plans of correction, and related correspondence received by Sellers or the Hospital since January 1, 2015 in connection with the Licenses owned or held by Sellers.

3.7 Medicare Participation/Accreditation/Compliance. The Hospital is qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs, has a current and valid provider contract with such programs, is in compliance in all material respects with the conditions of participation in such programs, and has received all approvals or qualifications necessary for capital reimbursement for the Hospital. Sellers have delivered accurate and complete copies of all such program agreements to Buyer, each of which is in full force and effect. To Sellers’ knowledge, all billing practices of Sellers to all third party payors, including, without limitation, the government programs and private insurance companies, have been conducted in material compliance with all applicable law and the billing guidelines of such third party payors. There is no proceeding, survey, or other action pending or, to Sellers’ knowledge, threatened, involving any of the government programs or any other third party payor programs, including the Hospital’s participation in and the reimbursement received by Sellers and the Hospital from the government programs or any such program. Except as set forth on Schedule 3.7, the Hospital is duly accredited, with no contingencies, by The Joint Commission. A copy of the most recent accreditation letter from The Joint Commission pertaining to the Hospital has been made available to Buyer. Schedule 3.7 also contains a list of all National Provider Identifiers and all provider numbers under the government programs issued to and held by Sellers and the Hospital, all of which are in full force and effect. No Seller has been excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs, nor, to the best knowledge of Seller, is any such exclusion threatened. Except as set forth on Schedule 3.7, Sellers have not received any notice from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs, of any pending or threatened investigations or surveys.

3.8 Regulatory Compliance. Except as set forth in a writing delivered by Sellers to Buyer which specifically makes reference to this Section 3.8 or as set forth on Schedule 3.8, Sellers are in compliance in all material respects with all material statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Hospital and the operations of the Hospital or its related ancillary services. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. Sellers have timely filed all material reports, data, and other information required to be filed with the Government Entities.

3.9 Equipment. Sellers have delivered to Buyer a depreciation schedule as of the Balance Sheet Date (Schedule 3.9) which takes into consideration all the equipment associated with, or constituting any part of, the Hospital and the Assets.

3.10 Real Property.

(a) Sellers have not created or permitted any mortgages, liens, restrictions, agreements, claims or other encumbrances which will, individually or in the aggregate, materially interfere with Buyer’s use of the Real Property in a manner consistent with the current use by Sellers or adversely and materially affect the title of the Real Property. Sellers own and will convey fee simple and/or leasehold title to the Real Property to Buyer subject to (i) any lien for Taxes not yet due and payable, which shall be prorated at Closing, (ii) liens securing any indebtedness assumed by Buyer, (iii) any lease obligations assumed by Buyer, (iv) easements, restrictions and other matters of record, and which do not, individually or in the aggregate, materially interfere with the use or operation of the Real Property as a Hospital in a manner consistent with the current use thereof by Sellers or adversely and materially affect the title of the Real Property, (v) zoning regulations and other governmental laws, rules, regulations, codes, orders and directives affecting the Real Property, (vi) unrecorded easements, discrepancies, boundary line disputes, overlaps, encroachments and other matters that would be revealed by an accurate survey or inspection of the Real Property, and which do not, materially or in the aggregate, materially interfere with the use or operation of the Real Property as a hospital in a manner consistent with the current use thereof by Sellers or adversely and materially affect the title of the Real Property, (vii) any other encumbrances or defects which do not, individually or in the aggregate, materially interfere with the use or operation of the Real Property as a hospital in a manner consistent with the current use thereof by Sellers or adversely and materially affect the title of the Real Property, and (viii) with respect to the Leased Real Property, any encumbrances which encumber the fee interest in such property (collectively, the “Permitted Encumbrances”).

(b) To Sellers’ knowledge, the Owned Real Property is in compliance in all material respects with all applicable zoning ordinances and regulations permitting the operation of the property for a hospital, professional offices and related purposes and any restrictive covenant or deed restriction (recorded or otherwise) affecting any portion of the Owned Real Property. Sellers have not received, during the past three (3) years, written notice from any Government Entity of a violation of any applicable ordinance or other law, order or regulation with respect to the Real Property, or written notice of any lien, assessment or the like relating to any part of the Real Property or the operation thereof. Sellers have not received, during the past three (3) years, written notice from any Government Entity of any existing, proposed or contemplated plans to modify or realign any street or highway, or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of any part of the Real Property.

(c) The Real Property comprises all of the real property owned or leased by Sellers or any of their Affiliates and associated with or employed in the operation of the Hospital.

(d) There are no outstanding options to purchase, rights of first offer, rights of first refusal or any similar rights to purchase the Owned Real Property or any portion thereof. No Affiliate of Sellers or any other person has any ownership or leasehold interest in the Owned Real Property or the Hospital except for the leasehold interest of third party tenants under the Leased Real Property.

(e) To Sellers’ knowledge, permanent certificates of occupancy, and all licenses, permits, authorizations and approvals required by all Government Entities having jurisdiction for the operation of the Owned Real Property have been issued and are in full force and effect.

(f) To Sellers’ knowledge, all approvals, licenses and permits required for the existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Owned Real Property have been obtained and are in force and effect, all of said utilities are installed and operating, and are adequate to serve the utility needs of the Owned Real Property for its use and operation as currently conducted by Sellers.

(g) Sellers are not, nor will become, a person or entity with whom U.S. persons are restricted from doing business under regulations of the OFAC of the United States Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive Order (including Executive Order 13224 on Terrorism Financing, effective September 24, 2001), or the United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, or any other governmental action. At the Closing, Sellers shall execute and deliver to Buyer or the Title Company an affidavit certifying that it is not a “blocked person” under Executive Order 13224, which form shall be acceptable to Buyer.

3.11 Title. Sellers presently own and will hold on the Closing Date good and valid title to all tangible personal property assets and valid title to all intangible assets included in the Assets, free and clear of all mortgages, liens, restrictions, claims or other encumbrances, except the Permitted Encumbrances and the Assumed Liabilities.

3.12 Employee Benefit Plans. All employee pension benefit plans and employee health or welfare benefit plans relating to employees of the Hospital (collectively “Benefit Plans”) have been administered in compliance in all material respects with all applicable laws including, without limitation, the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). There are no “accumulated funding deficiencies” within the meaning of the Code. No reportable events (within the meaning of ERISA) or prohibited transactions (within the meaning of the Code) have occurred. Except as set forth on Schedule 3.12 hereto, all returns, reports, disclosure statements, and premium payments required to be made under the Code or ERISA with respect to the Benefit Plans have been timely filed or delivered.

3.13 Litigation or Proceedings. Sellers have delivered to Buyer an accurate list and summary description (Schedule 3.13) of all current litigation or proceedings with respect to the Hospital and the Assets, as well as settlements, orders and similar agreements under which Sellers or any of their Affiliates have current or future obligations with respect to the Hospital or the Assets. Sellers are not in default under any order of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located. Except as set forth in a writing delivered by Sellers to Buyer which specifically makes reference to this Section 3.13 or as set forth on Schedule 3.13, there are no claims, actions, suits, proceedings, or investigations pending, or to the best knowledge of Sellers, threatened against or related to Sellers, the Hospital or the Assets, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located.

3.14 Environmental Laws. Except as set forth on Schedule 3.14 hereto, to the knowledge of Sellers (i) the Real Property is not subject to any material environmental hazards, risks, or liabilities, (ii) the Real Property is not in violation of any federal, state or local statutes, regulations, laws or orders pertaining to the protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”) and (iii) Sellers have not received any notice alleging or asserting either a violation of any Environmental Law or an obligation to investigate, assess, remove, or remediate any property, including but not limited to the Real Property, under or pursuant to any Environmental Law. No “Hazardous Substances” (which shall mean and include polychlorinated biphenyls, asbestos, petroleum products, and any substances, materials, contaminants, wastes, or other elements which are included under or regulated by any Environmental Law, including, without limitation, CERCLA and RCRA) have been disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Real Property (including groundwater) by Sellers, or to Sellers’ knowledge, any third party, in violation of any applicable Environmental Law. Neither Sellers, nor to Sellers’ knowledge, any prior owners, operators or occupants of the Real Property, have allowed any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Real Property in a manner which is in violation of any Environmental Law, and Sellers have complied with all Environmental Laws applicable to any part of the Real Property. To the knowledge of Sellers, no portion of the Owned Real Property has been used as a dump or landfill.

3.15 Taxes. Except as set forth on Schedule 3.15, Sellers have filed all federal, state and local tax returns required to be filed by Sellers (all of which are true and correct in all material respects) and have duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are due and payable to the appropriate tax authorities. Except as set forth on Schedule 3.15, no deficiencies for any of such Taxes have been asserted or, to the knowledge of Sellers, threatened, and no audit on any such returns is currently under way or, to the knowledge of Sellers, threatened. Except as set forth on Schedule 3.15, there are no outstanding agreements by Sellers for the extension of time for the assessment of any such Taxes. There are no tax liens on any of the Assets and, to the knowledge of Sellers, no basis exists for the imposition of any such liens. As used in this Agreement, “Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, capital, bulk, production, license, payroll, employment, excise, severance, stamp, recording, occupation, premium, windfall profits, environmental, customs duties, franchise, single business, profits, margin, withholding, social security, unemployment, disability, real property, real estate excise, mortgage, inventory, personal property, intangible property, escheatment, unclaimed property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, fee or assessment of any kind whatsoever, including any interest, penalties, fines, additions to tax or additional amounts imposed by any Government Entity with respect thereto, whether disputed or not, and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any taxable period (including, without limitation, any liability pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), by contract, or otherwise.

3.16 Employee Relations. Except as set forth on Schedule 3.16, all employees of the Hospital are employees of one of the Sellers. To Sellers’ knowledge, there is no threatened employee strike, work stoppage, or labor dispute pertaining to the Hospital. Except as set forth on Schedule 3.16, no union representation question exists respecting any employees of any Seller. Except as set forth on Schedule 3.16, no collective bargaining agreement exists or is currently being negotiated by any Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of any Seller, no union organizing activities by or with respect to any employees of any Seller are, to the best knowledge of Sellers, taking place, and none of the employees of any Seller is represented by any labor union or organization. There is no unfair practice claim against any Seller before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Hospital, and none has occurred within the last five (5) years. Sellers are in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Sellers are not engaged in any unfair labor practices. Sellers have complied in all material respects with all requirements of the Immigration and Reform and Control Act of 1986. Except as set forth on Schedule 3.16, there are no pending or, to the best knowledge of Sellers, threatened EEOC claims, OSHA complaints, union grievances, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like.

3.17 The Contracts. Sellers have made available to Buyer true and correct copies of the Contracts (including the Immaterial Contracts), in each case as amended or otherwise modified and in effect, together with any extension notices and other material correspondence or documentation (including any fair market value analyses with respect to third party leases pursuant to which the Sellers lease, sublease, license or otherwise grant a right to use or occupy all or some portion of the Real Property to physicians or other referral sources) related thereto, in the possession or control of the Sellers, and have given, and will give, the agents, employees and representatives of Buyer access to the originals of the Contracts to the extent originals are available. Schedule 1.1(g) lists all of the material Contracts, and designates which of them require the consent of the other party prior to any assignment thereof. “Immaterial Contracts” are commitments, contracts, leases and agreements which individually involve future payments, performance of services or delivery of goods or material, to or by Sellers of any amount or value less than Fifty Thousand Dollars ($50,000) on an annual basis, and that are not with physicians or other referral sources. Sellers represent and warrant with respect to the Contracts that:

(a) The Contracts are, and will be, without penalty, upon the consummation of the transactions contemplated hereby, in full force and effect, constitute valid and legally binding obligations of the appropriate Seller and, to Sellers’ knowledge, the other parties with respect thereto, and are enforceable against the appropriate Seller and, to Sellers’ knowledge, the other parties with respect thereto, in accordance with their terms;

(b) Each Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof;

(c) In all material respects, all obligations required to be performed by the appropriate Seller under the terms of the Contracts have been performed to the extent such obligations to perform have accrued, no Seller is in breach of or default under any Contract or in receipt of any claim of breach of or default under any Contract, and no act or omission by the appropriate Seller has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under the Contracts;

(d) Sellers have no knowledge of any breach or anticipated breach by the other parties to any Contract; and

(e) Except as expressly set forth on Schedule 1.1(g), the Contract does not require consent to the assignment and assumption of such Contract by Buyer.

3.18 Supplies. All the inventory and supplies constituting any part of the Assets are substantially of a quality and quantity usable and salable in the ordinary course of business of the Hospital. The inventory levels are based on past practices of Sellers at the Hospital.

3.19 Insurance. Sellers have delivered to Buyer an accurate schedule (Schedule 3.19) disclosing the insurance policies covering the ownership and operations of the Hospital and the Assets, which Schedule reflects the policies’ numbers, terms, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. Sellers have given in a timely manner to its insurers all notices required to be given under their insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. Sellers have not (a) received any notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and no such cancellation or amendment is threatened or (b) failed to give any required notice or present any claim which is still outstanding under any of such policies with respect to the Hospital or any of the Assets.

3.20 Third Party Payor Cost Reports. Sellers have duly filed all required cost reports for all the fiscal years set forth on Schedule 3.20, and copies of all such cost reports filed by or on behalf of Sellers since 2013 have been provided to Buyer. All of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim, and neither the Hospital nor Sellers have received, reimbursement in any amount in excess of, the amounts provided by law or any applicable agreement. To Sellers’ knowledge, there are no facts or circumstances that would give rise to any disallowance under such cost reports. Schedule 3.20 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports. Sellers have established adequate reserves to cover any potential reimbursement obligations that Sellers may have in respect of any such third party cost reports, and such reserves are set forth in the Financial Statements.

3.21 Medical Staff Matters. Sellers have provided to Buyer true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital (the “Medical Staff”), as well as a list of all current members of the Medical Staff. Except as set forth on Schedule 3.21 hereto, there are no adverse actions with respect to any Medical Staff members of the Hospital or any applicant thereto for which a Medical Staff member or applicant has requested a judicial review hearing which has not been scheduled or has been scheduled but has not been completed, and there are no pending or, to the knowledge of Sellers, threatened disputes with applicants, Medical Staff members, or health professional affiliates, and Sellers know of no basis therefore, and all appeal periods in respect of any Medical Staff member or applicant against whom an adverse action has been taken have expired. Except as set forth on Schedule 3.21, no Medical Staff members have resigned or had their privileges revoked or suspended since January 31, 2018.

3.22 Condition of Assets. Other than with respect to the representations and warranties herein provided, Sellers shall transfer the Assets to Buyer and Buyer shall accept the Assets AS IS, WHERE IS, WITH ALL FAULTS, AND WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLER HEREBY DISCLAIMS. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Effective Time.

3.23 Certificates of Need. Except as set forth on Schedule 3.23 hereto, no application for any Certificate of Need, Exemption Certificate (each as defined below) or declaratory ruling has been made by any Seller with TDH or other applicable agency which is currently pending or open before such agency, and no such application (collectively, the “Applications”) filed by any Seller within the past three (3) years has been ultimately denied by any commission, board or agency or withdrawn by such Seller. Except as set forth on Schedule 3.23, Sellers have not prepared, filed, supported or presented opposition to any Applications filed by another hospital or health agency within the past three (3) years. Except as set forth on Schedule 3.23 hereto, Sellers have neither any Applications pending nor any approved Applications which relate to projects not yet completed. As used herein, “Certificate of Need” means a written statement issued by TDH evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or hospice, and “Exemption Certificate” means a written statement from TDH stating that a health care project is not subject to the Certificate of Need requirements under applicable state law.

3.24 Regulatory Compliance.

(a) Neither Sellers nor the Hospital, nor any of their respective officers, directors or employees, have been convicted of, charged with or, to Sellers’ knowledge, investigated for, or have engaged in conduct that would constitute, a Medicare or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7(b)(f)) related offense or convicted of, charged with or, to Sellers’ knowledge, investigated for, or engaged in conduct that would constitute a violation of any Law related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct, obstruction of an investigation or controlled substances. None of Sellers, the Hospital nor any officer, director, employee or independent contractor of Sellers or the Hospital (whether an individual or entity), has been excluded from participating in any government program, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor, to Sellers’ knowledge, are any such exclusions, sanctions or charges threatened or pending.

(b) Neither Sellers nor the Hospital have received at any time since January 1, 2012, any communication from a Government Entity, commercial payor or patient that alleges the Hospital or the Assets are not in compliance with any law, other than statements of deficiencies from a Government Entity received in the ordinary course of business. Sellers have timely filed all material reports, data, and other information required to be filed with such commissions, boards, bureaus, and agencies regarding the Hospital and the Assets.

3.25 Information Privacy and Security Compliance.

(a) Sellers and the Hospital (i) to the extent their operations are subject to the administrative simplification provisions of HIPAA, and the implementing regulations contained in 45 C.F.R. Parts 160, 162 and 164, are in compliance in all material respects with those administrative simplification provisions and implementing regulations, including, without limitation, in conducting any of the standard transactions set forth in 45 C.F.R. Part 162; and (ii) are in compliance in all material respects with all other applicable Information Privacy or Security Laws.

(b) Sellers have provided to Buyer accurate and complete copies of any written complaints delivered to Sellers or the Hospital during the past three (3) years alleging a violation of any Information Privacy or Security Laws.

(c) “Information Privacy or Security Laws” means HIPAA and the implementing regulations and any other law concerning the privacy or security of Personal Information, including state data breach notification laws, state health information privacy laws, the FTC Act, the FTC Red Flag Rules and state consumer protection laws. “Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “individually identifiable health information” as defined in 45 C.F.R. 160.103, demographic information, and Social Security numbers.

3.26 Intellectual Property.

(a) Sellers own, or will own, or are licensed or will be licensed or otherwise possesses or will possess all necessary rights to use, all of the Intellectual Property and the Excluded Intellectual Property.

(b) To Sellers’ knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Sellers, or any trade secret material to Sellers, by any third party, including any employee or former employee of Sellers or any of their Affiliates, relating in any way to any of the Assets.

(c) “Intellectual Property” means, to the extent used or held for use in or ancillary to the Hospital and the Assets, all intellectual property or rights thereto, including patents, trademarks, trade names, service marks, symbols, copyrights and any applications therefor, mask works, net lists, schematics, technology, know-how, trade secrets, ideas, algorithms, processes, internet domain names, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material, except for the Excluded Intellectual Property.

(d) “Excluded Intellectual Property” means the Intellectual Property listed as excluded on Schedule 3.26.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyer represents and warrants to Sellers the following:

4.1 Existence and Capacity. Buyer is a corporation, duly organized and validly existing in good standing under the laws of the State of Tennessee. Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted. Buyer Guarantor is a corporation formed under the laws of the State of Florida. Buyer Guarantor has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

4.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Buyer and Buyer Guarantor and all other agreements referenced herein, or ancillary hereto, to which Buyer or Buyer Guarantor is a party, and the consummation of the transactions contemplated herein by Buyer and Buyer Guarantor:

(a) are within its corporate powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided in Section 6.1 below, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, law, rule, or regulation of any Government Entity to which it may be subject; and

(e) will not violate any judgment, decree, writ, or injunction of any court or Government Entity to which it may be subject.

4.3 Binding Agreement. This Agreement and all agreements to which Buyer or Buyer Guarantor will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer or Buyer Guarantor, respectively, and are and will be enforceable against Buyer or Buyer Guarantor, respectively, in accordance with the respective terms hereof and thereof.

4.4 Availability of Funds. Buyer has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash which are sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

4.5 Buyer Acknowledgement. Buyer hereby acknowledges that Buyer has been provided with all financial information that Buyer has requested from Sellers, and further acknowledges that the Hospital has experienced significant operating losses during recent quarterly and annual periods. Buyer acknowledges that Buyer has knowledge and expertise in financial and business matters and in the operation of facilities similar to the Hospital that enable Buyer to evaluate the merits and risks of the transactions described in this Agreement.

5. COVENANTS OF SELLERS PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

5.1 Access and Information. Sellers shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyer reasonable access to and the right to inspect the plants, properties, books, and records of the Hospital, and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Sellers pertaining to the Hospital as Buyer may from time to time reasonably request without regard to where such information may be located. Buyer’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospital. Buyer agrees that no inspections shall take place and no employees or other personnel of the Hospital shall be contacted by Buyer without Buyer first providing reasonable notice to Sellers and coordinating such inspection or contact with Sellers.

5.2 Operations. Sellers will:

(a) carry on their business pertaining to the Hospital in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Hospital;

(b) use commercially reasonable efforts to maintain the Hospital and all parts thereof in good operating condition, ordinary wear and tear excepted;

(c) use commercially reasonable efforts to perform all of their obligations under agreements relating to or affecting the Hospital or the Assets;

(d) use commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance pertaining to the Hospital; and

(e) use commercially reasonable efforts to maintain and preserve their business organizations intact, retain their present employees at the Hospital and maintain their relationships with physicians, suppliers, customers, and others having business relations with the Hospital.

(f) maintain the levels and quality of inventory consistent with prior practice;

(g) continue to pay accounts payable in the ordinary course of business;

(h) promptly notify Buyer in writing of the threat or commencement of any litigation by, against or affecting Sellers, the Hospital or the Assets, or that challenges or may affect the validity of, or seeks damages or other relief in connection with, this Agreement, or the ability of Sellers to consummate the transactions contemplated hereby;

(i) promptly notify Buyer in writing if any governmental or other third party payor cancels or materially modifies or terminates any rights to reimbursement or gives Sellers or the Hospital written notice of its intention to do so, and promptly provide Buyer with true and correct copies of any written communications or notices related thereto;

(j) promptly notify Buyer in writing of any governmental survey conducted or to be conducted relating to the Hospital; and

(k) maintain in effect and good standing all licenses and permits relating to the Hospital.

5.3 Negative Covenants. Sellers will not, without the prior written consent of Buyer:

(a) amend or terminate any of the Contracts, enter into any contract or commitment, or incur or agree to incur any liability, except as provided herein or in the ordinary course of business;

(b) increase compensation payable or to become payable or make any bonus payment to, or otherwise enter into one or more bonus agreements with, any employee at the Hospital, except in the ordinary course of business in accordance with existing personnel policies;

(c) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant, or equipment with a value in excess of Fifty Thousand Dollars ($50,000), except in the ordinary course of business with comparable replacement thereof;

(d) take any action of the type described in Section 3.5(f);

(e) purchase capital assets or incur costs in respect of construction-in-progress in excess of Fifty Thousand Dollars ($50,000); or

(f) take any action outside the ordinary course of business of the Hospital or its related ancillary services.

5.4 Governmental Approvals. Sellers shall (i) use commercially reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Sellers to perform their obligations under this Agreement; and (ii) assist and cooperate with Buyer and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Buyer deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

5.5 FTC Notification. Sellers shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission (“FTC”) or the United States Department of Justice (“Justice Department”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ( “HSR Act”), and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Sellers agree to furnish to Buyer such information concerning Sellers as Buyer needs to perform its obligations under Section 6.2 of this Agreement. The parties agree that a filing under the HSR Act is not required in connection with the transactions contemplated by this Agreement.

5.6 Additional Financial Information. Within thirty (30) days following the end of each calendar month prior to Closing, Sellers shall deliver to Buyer true and complete copies of the unaudited balance sheets and the related unaudited statements of income (collectively, the “Interim Statements”) of, or relating to, the Hospital for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which shall have been prepared from and in accordance with the books and records of Sellers, and shall fairly present in all material respects the financial position and results of operations of the Hospital as of the date and for the period indicated.

5.7 No-Shop Clause. Sellers shall not, and shall direct and use their collective best efforts to cause their respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by Sellers) not to: (i) offer for sale or lease all or any portion of the Assets, other than in the ordinary course of business, or any ownership interest in any entity owning any of the Assets, (ii) solicit offers to buy all or any portion of the Assets, other than in the ordinary course of business, or any ownership interest in any entity owning any of the Assets, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquires, proposals or offers relating to any disposition of all or any portion of the Assets, other than in the ordinary course of business, or a merger or consolidation of any entity owning any of the Assets, or (iv) enter into any agreement or discussions with any party (other than Buyer) with respect to the sale, assignment, or other disposition of all or any portion of the Assets, other than in the ordinary course of business, or any ownership interest in any entity owning any of the Assets or with respect to a merger or consolidation of any entity owning any of the Assets.

5.8 Efforts to Close. Sellers shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Sellers’ action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before April 1, 2018.

5.9 Quality Reporting. The Sellers shall submit all quality data required by CMS under its Hospital Quality Initiative Program (the “HQI Program”) to CMS or its agent, and all quality data required under ORYX Core Measure Performance Measurement System (“ORYX”) to The Joint Commission, for any calendar quarter with reporting deadlines between the date of this Agreement and the Closing Date. If a calendar quarter ends prior to the Closing Date, but the reporting deadline for such quarter ends after the Closing Date, the Sellers shall prepare and submit the quality data for the Hospital required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively, or, at the sole option of Buyer, the Sellers shall transmit such quality data to Buyer in a form mutually agreeable to Buyer and Sellers, to enable the Buyer to submit quality data for the Hospital required under the HQI Program and ORYX for such quarter in the form and manner required by CMS and The Joint Commission, respectively. If the Closing Date falls between the first and last day of a calendar quarter, the Sellers shall, to the extent reasonably required, cooperate with Buyer to ensure that all quality data required to be submitted for the Hospital under the HQI Program and ORYX for the portion of the quarter during which Sellers owned the Hospital can be aggregated with the quality data for the portion of the quarter during which Buyer owned the Hospital, to enable the Buyer and/or the Sellers to submit quality data for the Hospital required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively.

5.10 OIG Release. Sellers shall have provided Buyer with written evidence to Buyer’s reasonable satisfaction that, following the Closing Date: (i) Buyer will not be subject to any Corporate Integrity Agreement currently in place between Sellers and The Office of the Inspector General of the United States Department of Health and Human Services (the “OIG”); and (ii) the OIG will not require Buyer to enter into a Corporate Integrity Agreement as a result of the prior acts or omissions of Sellers.

6. COVENANTS OF BUYER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyer shall (i) use commercially reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Buyer to perform its obligations under this Agreement; and (ii) assist and cooperate with Sellers and their representatives and counsel in obtaining all governmental consents, approvals, and licenses which Sellers deem necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

6.2 FTC Notification. Buyer shall, if and to the extent required by law, file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyer agrees to furnish to Seller such information concerning Buyer as Seller needs to perform its obligations under Section 5.5 of this Agreement. The parties agree that a filing under the HSR Act is not required in connection with the transactions contemplated by this Agreement.

6.3 Title Commitment and Survey.

(a) Title Commitment. Sellers have ordered a current title commitment with respect to the Owned Real Property (the “Title Commitment”), issued by Land Services USA, Inc., as agent for First American Title Insurance Company (the “Title Company”), together with legible copies of all exceptions to title referenced therein, sufficient for the issuance to Buyer of an owner’s policy of title insurance for the Owned Real Property (the “Title Policy”). Sellers shall promptly upon receipt provide a copy of the Title Commitment and exception documents to Buyer.

(b) Survey. Buyer, at its expense, shall obtain an ALTA/ACSM Land Title Survey of the Owned Real Property (the “Survey”). Buyer shall promptly upon its receipt furnish a copy of the Survey to Sellers.

(c) Title Defects and Cure. The Title Commitment and the Survey are collectively referred to herein as the “Title Evidence.” If the Title Evidence discloses any liens, claims, encroachments, exceptions, defects or other matters which do not constitute Permitted Encumbrances, Buyer may object to the same by giving written notice of such objections to Sellers within ten (10) days after Buyer’s receipt of the last of the Title Evidence (any such objections being referred to herein as the “Objections”). Sellers may elect to either cure the Objections on or before the Closing or not cure the Objections, which election shall be made by written notice to Buyer within ten (10) days after Sellers’ receipt of Buyer’s written notice of the Objections. If Sellers fail to timely give such written notice, Sellers shall be deemed to have elected not to cure the Objections. If Sellers elect not to cure the Objections, Buyer may elect to either waive such Objections and close or terminate this Agreement, which election shall be made by written notice to Sellers within twenty (20) days after Sellers’ receipt of Buyer’s written notice of the Objections. If Buyer fails to timely give such written notice, Buyer shall be deemed to have elected to waive such Objections and close. Upon termination of this Agreement under the terms of this Section 6.3(c), no party to this Agreement shall have any further claims under this Agreement against any other party. Any matters shown by the Title Evidence to which Buyer does not object timely, in accordance with the terms of this Section 6.3(c), or which are waived (or deemed waived) by Buyer as herein provided, shall be deemed to be Permitted Encumbrances. Notwithstanding anything contained in this Section 6.3(c) to the contrary, at the Closing, Sellers shall cause all mortgages, deeds of trust, financing statements and other similar liens encumbering Sellers’ fee interest in the Owned Real Property and arising by, through or under Sellers or any of their Affiliates to be released (other than liens for Taxes not yet due and payable and any mechanic’s or materialmen’s liens relating to Assumed Liabilities) and the same shall not in any event be deemed to be Permitted Exceptions.

(d) Costs. Section 12.9 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Survey.

6.4 Efforts to Close. Buyer shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyer’s action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before April 1, 2018.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligations of Buyer to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

7.1 Representations/Warranties; Covenants. The representations and warranties of Sellers contained in this Agreement shall be true in all material respects when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Sellers on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity or other party required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Buyer when so required, except as for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

7.3 Title Policy. At the Closing, the Title Company shall be ready, willing and able to issue a pro forma of the Title Policy (or marked Title Commitment containing no additional exceptions to title to the Owned Real Property) to Buyer. The Title Policy shall be issued, at Buyer’s expense, on an ALTA Form 2006 Owner’s Title Policy in an amount equal to the portion of the Purchase Price being allocated to the Owned Real Property and shall inure to Buyer good and marketable title to the Owned Real Property subject only to the Permitted Encumbrances.

7.4 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

7.5 Insolvency. Sellers collectively shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Sellers.

7.6 Vesting/Recordation. Sellers shall have furnished to Buyer, in form and substance satisfactory to Buyer, assignments or other instruments of transfer and consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer all right, title, and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.

7.7 Closing Deliveries. Sellers shall have delivered to Buyer, in accordance with the terms of this Agreement, all contracts, agreements, instruments, and documents required to be delivered by Sellers to Buyer pursuant to Section 2.2.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. Notwithstanding anything herein to the contrary, the obligations of Sellers to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Sellers at the Closing:

8.1 Representations/Warranties; Covenants. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity or other party required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Sellers when so required, except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

8.3 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Sellers reasonably and in good faith deem it inadvisable to proceed with the transactions hereunder.

8.4 Insolvency. Buyer shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing their inability to pay their debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer.

8.5 Closing Deliveries. Buyer shall have delivered to Sellers, in accordance with the terms of this Agreement, all contracts, agreements, instruments and documents required to be delivered by Buyer to Sellers pursuant to Section 2.3.

9. SELLERS’ COVENANT NOT TO COMPETE.

9.1 Non-Compete. Sellers hereby covenant that at all times from the Closing Date until the second (2nd) anniversary of the Closing Date, neither Sellers nor their Affiliates shall, directly or indirectly, except as a consultant or contractor to or of Buyer (or any Affiliate of Buyer), own, lease, manage, operate, control, or participate in any manner with the ownership, leasing, management, operation or control of any Prohibited Business within a twenty (20) mile radius of the Hospital (the “Restricted Area”), without Buyer’s prior written consent (which Buyer may withhold in its sole and absolute discretion). “Prohibited Business” shall mean any health care facility, business or service that competes with the Hospital, either as of the Closing Date or at any time thereafter, including the following: acute care hospitals; long term acute care hospitals; specialty hospitals; cancer treatment centers (including outpatient radiation oncology centers, gamma-knife centers and cyber-knife centers); physician practices; ambulatory surgery centers; urgent care clinics; free-standing emergency departments; psychiatric services; diagnostic imaging services; and cath laboratories; provided, however, that Prohibited Business shall exclude the current operations of Sellers and any Affiliates within the Restricted Area that are listed on Schedule 9.1 so long as they are not materially expanded or altered after the Closing.

9.2 Enforcement. In the event of a breach of this Section 9, Sellers recognize that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the reasonable costs (including reasonable attorneys’ fees) of securing such injunction to be borne by the breaching Seller or Affiliate. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of Sellers and their Affiliates and that the nature and scope of such protection has been carefully considered by the parties. Sellers further acknowledge and agree that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyer entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

10. ADDITIONAL AGREEMENTS.

10.1 Allocation of Purchase Price. The Purchase Price (plus liabilities of Sellers, to the extent such liabilities should be included in the Purchase Price for federal income Tax purposes) shall be allocated among the Assets in accordance with and as provided by Section 1060 of the Code. Within ninety (90) days of the Closing, Buyer shall provide Sellers with an allocation of the Purchase Price (as calculated for federal income Tax purposes) among the Assets (the “Allocation”). Buyer and Sellers agree that any Tax Returns or other Tax information or documents they may file or cause to be filed with any Government Entity shall be prepared and filed consistently with the Allocation, including, without limitation, IRS Form 8594.

10.2 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Sellers and Buyer; (ii) on or prior to the Closing Date by Buyer, if any of the conditions specified in Section 7 of this Agreement have not been satisfied (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant herein) and shall not have been waived by Buyer; (iii) on or prior to the Closing Date by Sellers if any of the conditions specified in Section 8 of this Agreement have not been satisfied (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant herein) and shall not have been waived by Sellers; (iv) by Buyer or Sellers if the Closing Date shall not have taken place on or before June 1, 2018 (which date may be extended by mutual agreement of Buyer and Sellers); (v) by either Sellers or Buyer pursuant to Section 12.1 hereof; or (vi) as otherwise specifically set forth herein.

10.3 Post-Closing Access to Information. Sellers and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party(ies) for the purposes of, without limitation, concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Sellers and Buyer agree that for a period of six (6) years after Closing each will make reasonably available to the other’s agents, independent auditors, counsel, and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate, without limitation, concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims. All documents and items pertaining to current litigation against the Hospital and related entities (including Sellers and their Affiliates) shall be preserved at the Hospital. Buyer agrees to fully cooperate with all pending and future litigation involving as parties, Sellers, Affiliates of Sellers, or the Hospital. Sellers shall remain the client of defense litigation counsel of record, which representation shall continue uninterrupted. To the extent included in the Assets, Buyer shall remain the custodian of the records, documents and all information, items, things and matters relevant to the litigation, and shall continue to maintain them secure in compliance with applicable law and court orders, including those for preservation of documents, computers, equipment, CDs, and information. Full cooperation and access shall be provided to defense litigation counsel of record, Buyer understanding that the necessities of litigation and court requirements may include expedited response and Buyer shall provide timely response and access to meet those needs. Following the Closing Date, Buyer shall designate a representative of the Hospital who will be responsible for communicating and working with litigation counsel, and provide notice of the identity of that person to litigation counsel.

10.4 Preservation and Access to Records After the Closing. After the Closing, Buyer shall, in the ordinary course of business and as required by law, keep and preserve in their original form all medical and other records of the Hospital existing as of the Closing, and which constitute a part of the Assets delivered to Buyer at the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital they will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information they acquire. Buyer agrees to maintain the patient records delivered to Buyer at the Closing at the Hospital after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(1)(I) of the Social Security Act (42 U.S.C. §1395(v)(1)(I)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Sellers and upon Buyer’s receipt of appropriate consents and authorizations, Buyer will afford to the representatives of Sellers, including their counsel and accountants, full and complete access to, and copies of, the records transferred to Buyer at the Closing (including, without limitation, access to patient records in respect of patients treated by Sellers at the Hospital). Upon reasonable notice, during normal business hours and at the sole cost and expense of Sellers, Buyer shall also make its officers and employees available to Sellers at reasonable times and places after the Closing. In addition, Sellers shall be entitled, at Sellers’ sole risk, to remove from the Hospital copies of any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Sellers in connection with such litigation and only upon Buyer’s receipt of appropriate consents and authorizations. Any patient record so removed from the Hospital shall be promptly returned to Buyer following its use by Sellers. Any access to the Hospital, its records or Buyer’s personnel granted to Sellers in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyer or the Hospital.

10.5 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

10.6 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Sellers or to Buyer, may, subject to the provisions of Section 12.10 hereof, be reproduced by Sellers and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Sellers and Buyer may destroy any original documents so reproduced. Sellers and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Sellers or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.7 Cooperation on Tax Matters. After the Closing, the parties shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by such parties (i) in their preparation of any Tax Returns required to be filed by or with respect to Sellers, the Hospital or the Assets, and (ii) in connection with any proceedings in respect of Taxes of or with respect to Sellers, the Hospital or the Assets. Such cooperation shall include access during normal business hours afforded to the parties and their respective agents and representatives to, and reasonable retention by such parties of, Tax records related to Sellers, the Hospital and the Assets, and making employees and agents (including auditors) of the parties available on a reasonably convenient basis to provide additional information and explanation of any material provided hereunder.

10.8 Cost Report Matters. Sellers, at their expense, shall prepare and timely file all terminating and other cost reports required or permitted by law to be filed under the Medicare and Medicaid or other third party payor programs for periods ending on or prior to the Effective Time, or as a result of the consummation of the transactions described herein (“Seller Cost Reports”). Buyer shall forward to Sellers any and all correspondence relating to the Seller Cost Reports within five (5) business days after receipt by Buyer. Buyer shall remit any receipts of funds relating to the Seller Cost Reports promptly after receipt by Buyer and shall forward to Sellers any demand for payments within three (3) business days after receipt by Buyer. Sellers shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports. Sellers shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports. Sellers will furnish copies of such cost reports to Buyer at least five (5) business days prior to filing.

10.9 Misdirected Payments, Etc. Sellers and Buyer covenant and agree to remit to the other, with reasonable promptness, any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third- party payor that payments to the Sellers or the Hospital resulted in an overpayment or other determination that funds previously paid by any program or plan to the Sellers or the Hospital must be repaid, Sellers shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following Closing, Buyer suffer any offsets against reimbursement under any third-party payor or reimbursement programs due to Buyer, relating to amounts owing under any such programs by Sellers or any of its Affiliates, Sellers shall promptly upon demand from Buyer pay to Buyer the amounts so billed or offset.

10.10 Employee Matters. As of the Closing Date, Sellers shall terminate all of the employees of the Hospital, and Buyer, subject to Buyer’s standard hiring practices and policies, shall offer employment to all active employees in good standing, commencing as of the Closing Date in positions and at compensation levels consistent with those being provided by Sellers immediately prior to the Closing Date. Nothing herein shall be deemed (i) to affect or limit in any way normal management prerogatives of Buyer with respect to employees, (ii) to create or grant to any such employees third party beneficiary rights or claims of any kind or nature, (iii) to be construed as an amendment, waiver or creation of any Benefit Plan, Buyer benefit Plans or other employee benefit plan, (iv) limit in any way the right of the Hospital, Sellers, thier Subsidiaries, Buyer, or their respective affiliates to amend or terminate any Benefit Plan or Buyer benefit plan at any time, or (iv) create any right to employment, continued employment, or any term or condition of employment with the Hospital, Sellers,their Subsidiaries, or Buyer, or their respective affiliates. In respect of the employees employed by Buyer, Buyer shall provide such employees with employee benefits consistent in the aggregate with the benefits generally offered to employees of Buyer and its Affiliates and, to the extent Sellers have qualified retirement programs for such employees, Buyer shall recognize the years of service of such employees and shall provide credit under such plans for purposes of determining eligibility and vesting (but not benefit accrual); provided, however, that no such credit need be given in respect of any new plan commenced or participated in by Buyer in which no prior service credit is given or recognized to or for other plan beneficiaries. In extending such benefits, Buyer shall use commercially reasonable efforts, subject to the consent of the applicable insurer, to waive pre- existing conditions limitations in Buyer’s welfare benefit plans which might otherwise apply to such employees except to the extent employees have not satisfied such limitations under the current welfare benefit plans of Sellers. Buyer shall give credit to all hired employees for their actual accumulated and unused vacation and holiday pay to the extent included in the Net Working Capital.

10.11 WARN Act Compliance. Within the period of ninety (90) days before the Closing, Sellers shall not, and within the ninety (90) days following the Closing, Buyer shall not: (i) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown results in an employment loss during any thirty (30) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (ii) have a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the Workers Adjustment Retraining and Notification Act (the “WARN Act”). At Closing, Sellers shall provide Buyer a list of all employees who have been terminated during the ninety (90) days prior to the Closing. With respect to terminations of employees following the Closing, Buyer shall be responsible for any notification required under the WARN Act.

10.12 Indigent Care Policies. Buyer shall adopt and maintain a reasonable policy for the treatment of indigent patients of the Hospital. Buyer shall cause the Hospital to treat any patient presented to the emergency room who has a medical emergency or who, in the judgment of a staff physician, has an immediate emergency need, in compliance with applicable laws. Buyer shall cause the Hospital to continue to provide services to patients covered by the Medicare and Medicaid programs and those unable to pay for emergent and medically necessary care. This covenant shall be subject in all respects to changes in governmental policy.

10.13 Medical Staff Privileges. As a result of the acquisition of the Assets by Buyer, without the consent of the Medical Staff, there will be no change or modification to the current staff privileges for physicians on the Medical Staff; provided, however, that the consummation of the transactions contemplated hereby will not limit the ability of the board of trustees or medical executive committee of the Hospital to grant, withhold or suspend Medical Staff appointments or clinical privileges in accordance with the terms and provisions of the Medical Staff bylaws.

10.14 Use of Controlled Substance Permits. To the extent permitted by applicable law, Buyer shall have the right, for a period not to exceed one hundred eighty (180) days following the Closing Date, to operate under the licenses and registrations of Sellers relating to controlled substances and the operations of pharmacies, until Buyer is able to obtain such licenses and registrations for themselves. In furtherance thereof, each Seller holding such licenses or registrations shall execute and deliver to Buyer at or prior to the Closing one or more limited powers of attorney substantially in the form attached hereto as Exhibit A.

10.15 Information Technology Transition Services Agreement. At the Closing, Buyer shall enter into an Information Technology Transition Services Agreement with CHSPSC, LLC, substantially in the form attached hereto as Exhibit B.

10.16 Transition Services Agreement. At the Closing, Sellers (or one or more of their Affiliates) and Buyer shall enter into a Transition Services Agreement for the provision of mutually agreed upon transition services, substantially in the form attached hereto as Exhibit C.

10.17 License Agreement for Policy and Procedure Manuals. At the Closing, if requested by Buyer, Buyer and Sellers (or one of their Affiliates) shall enter into a License Agreement for Policy and Procedure Manuals substantially in the form attached hereto as Exhibit D.

10.18 Use of Excluded Marks. As of the Closing Date, Buyer shall take all action necessary to change the names of the Hospital and the Assets so as not to include the Excluded Marks; provided, however, Seller or its assigns, from and after the Closing, shall grant a nonexclusive license to Buyer and its successors and assigns to use (a) durable personal property items, within the Hospital, containing the Excluded Marks (such as bed sheets, laundry and cafeteria trays) through the useful life of such durable personal property, (b) any signage or advertisements containing the Excluded Marks on the exterior of the Hospital or in other locations for a period of ninety (90) days after the Closing, and (c) any existing advertisements and listings in telephone directories for a period not to exceed the date the next such directory is published. Buyer shall not use the Excluded Marks in connection with any personal property acquired by Buyer after the Closing.

10.19 Access to Records Including as to Recovery and Audit Information. If any entity, governmental agency or person makes a claim, inquiry or request to Buyer or Sellers relating to Sellers’ operation of the Hospital prior to the Effective Time (including but not limited to a notice to Buyer or Sellers from a person responsible for retroactive payment denials, including recovery audit contractors) of their intent to review Sellers’ claims with respect to the operation of the Hospital prior to the Effective Time, or otherwise seeks information pertaining to Sellers, Buyer shall: (i) comply with all requests from such entity or person in a timely manner; (ii) comply with all other applicable laws and regulations; (iii) forward to Sellers all communications and/or documents sent to such person or entity or received from such person or entity within five (5) business days of Buyer’s delivery or receipt of such communications and/or documents, and (iv) provide Sellers and their agents and attorneys upon reasonable request with reasonable access to records, information and personnel necessary for any appeal or challenge regarding any such retroactive payment denials (with the understanding that Sellers shall be solely responsible for handling any appeals).

10.20 Continuation of Insurance. For a period of at least five (5) years following the Closing, Sellers shall maintain in effect insurance on all claims-made professional and general liability insurance policies of the Hospital (including employed physicians) for claims related to the period of Sellers’ ownership and operation of the Hospital. The insurance shall have coverage levels equal to the coverage maintained by Sellers for other comparable healthcare facilities operated by Sellers.

11. INDEMNIFICATION.

11.1 Indemnification by Buyer. Subject to the limitations set forth in Section 11.3 hereof, Buyer shall defend, indemnify and hold harmless Sellers and their Affiliates, and their respective officers, employees, agents or independent contractors (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) that such Seller Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Buyer under this Agreement, (ii) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by, Buyer under this Agreement, (iii) any of the Assumed Liabilities, or (iv) any claim made by a third party with respect to the operation of the Hospital by Buyer following the Effective Time.

11.2 Indemnification by Sellers. Subject to the limitations set forth in Section 11.3 hereof, Sellers shall defend, indemnify and hold harmless Buyer and its Affiliates, and their respective officers, employees, agents, or independent contractors (collectively, “Buyer Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) that such Buyer Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Sellers under this Agreement, (ii) any breach by Sellers of, or any failure by Sellers to perform, any covenant or agreement of, or required to be performed by, Sellers under this Agreement, (iii) any of the Excluded Liabilities, or (iv) any claim made by a third party with respect to the operation of the Hospital by Sellers prior to the Effective Time.

11.3 Limitations. Buyer and Sellers shall be liable under Section 11.1(i) or Section 11.2(i) (i.e., for misrepresentations and breaches of warranties), as applicable, only when total indemnification claims exceed Fifty Thousand Dollars ($50,000) (the “Basket Amount”), after which Buyer or Sellers, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification pursuant to Section 11.1(i) or Section 11.2(i), as applicable, for any claims for misrepresentations and breaches of warranty which are the basis upon which any other party shall have failed to consummate the transactions described herein pursuant to Section 7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of warranty which have been waived pursuant to the initial paragraph of Section 7 or Section 8, as applicable. The liability of Buyer and Sellers for indemnification under Section 11.1(i) or Section 11.2(i), respectively, shall be limited to an amount equal to fifty percent (50%) of the Purchase Price. Any indemnification payments required to be made hereunder with respect to any matter shall be reduced by the amount of any insurance proceeds or tax benefits that can be proved to have been received by the Indemnified Party (as hereinafter defined) as a result of such matter.

11.4 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the “Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after notice of such claim, fails to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.4 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise, and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11, the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.6 Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. The amount of any indemnification hereunder shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party under any insurance coverage or from any other party alleged to be responsible therefor. The Indemnified Party shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If the Indemnified Party receives an amount under any such insurance coverage or from such other party subsequent to an indemnification provided by the Indemnifying Party pursuant to this Section 11, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.

11.7 Exclusive Remedy. The representations and warranties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period (hereinafter defined) or any termination of this Agreement. Thereafter, none of Sellers, Buyer or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. Moreover, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Sellers or Buyer shall be the remedies provided by this Section 11.

12. MISCELLANEOUS.

12.1 Schedules and Other Instruments. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, Sellers or Buyer may update their Schedules, subject to the other party’s approval rights described below. Any other provision herein to the contrary notwithstanding, all Schedules, Exhibits, or other instruments provided for herein and not delivered at the time of execution of this Agreement or which are incomplete at the time of execution of this Agreement shall be delivered or completed within ten (10) days after the date hereof or prior to the Closing, whichever is sooner. It shall be deemed a condition precedent to the obligations of the parties hereto that each of the Schedules, Exhibits and related documents shall meet with the reasonable approval of such parties. Each of the parties hereto shall have ten (10) business days following the date of receipt of each Schedule, Exhibit or related document within which to approve or disapprove such item. If within the ten (10) business day period either party gives written notice to the other of disapproval of any such item, the other party shall have five (5) business days within which to correct the item disapproved. If the party to whom notice of disapproval is delivered is either unwilling or unable to correct the disapproved item, then the disapproving party shall have five (5) business days within which to terminate this Agreement by giving written notice of such termination to the other party.

12.2 Additional Assurances. The provisions of this Agreement shall be self- operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may deem necessary to effectuate this agreement. In addition and from time to time after Closing, Sellers shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Hospital and the Assets. Sellers shall also furnish Buyer with such information and documents in their possession or under its control, or which Sellers can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims, and demands relating to or constituting a part of the Hospital or the Assets. Additionally, Sellers shall cooperate and use their best efforts to have its present directors, officers, and employees cooperate with Buyer on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature with respect to matters pertaining to all periods prior to Closing in respect of the items subject to this Agreement.

12.3 Third Party Consents. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of any Seller thereunder, unless such consent is obtained.

12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5 Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.6 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to conflict of laws principles.

12.7 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more Affiliates (as defined in Section 12.18). At the request of Buyer, Seller shall, and shall cause its Affiliates owning any portion of the Assets (the “Seller Entities”) to, transfer the Assets and the Assumed Liabilities to Buyer and its Affiliates, including, without limitation, Rennova Health Services TN, Inc. (the “Buyer Entities”). Notwithstanding the provisions of Section 12.22 hereof, the Seller Entities and the Buyer Entities shall be third-party beneficiaries of this Agreement.

12.8 No Brokerage. Except as set forth on Schedule 12.8, Buyer and Sellers each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Sellers shall pay the fees, expenses, and disbursements of Sellers and their agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto. Buyer shall pay the cost of the Title Commitment, the Title Policy and the Survey, licensure application fees, recording fees, any state and local deed, stamp, or transfer taxes associated with or assessed in connection with the sale and purchase of the Assets, and mechanical, structural, electrical and roofing engineering costs related to or arising out of the transactions contemplated by this Agreement.

12.10 Confidentiality. It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Sellers and their agents and the information, documents, and instruments delivered to Sellers by Buyer and its agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable Government Entities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other parties to this Agreement. Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other party to this Agreement and its Affiliates (as defined in Section 12.18 below) and that therefore either Sellers or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Sellers’ counsel or Buyer’s counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law.

12.11 Public Announcements. Sellers and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Sellers and Buyer, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws.

12.12 Waiver of Breach. Except as herein expressly provided to the contrary, no waiver of any provision of this Agreement is valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

12.13 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Sellers:	c/o CHSPSC, LLC
4000 Meridian Blvd.
Franklin, TN 37067
Attention: Senior Vice President – Acquisitions and Development

With a simultaneous copy to:	CHSPSC, LLC
4000 Meridian Blvd.
Franklin, TN 37067 Attention: General Counsel

Buyer:	c/o Rennova Health
400 South Australian Ave. 8th Floor
West Palm Beach, FL 33401 Attention: CEO

With a simultaneous copy to:	Rennova Health
400 South Australian Ave. 8th Floor
West Palm Beach, FL 33401 Attention: General Counsel

With a simultaneous copy to:	Bass, Berry & Sims, PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201 Attention: Elizabeth S. Warren

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.15 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.16 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.17 Survival. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Sellers and Buyer, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing for a period of two (2) years following the Closing Date (the “Survival Period”).

12.18 Affiliates. As used in this Agreement, the term “Affiliate” means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

12.19 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.20 Effective Time. The transactions contemplated hereby shall be effective for accounting and all other purposes as of the Effective Time.

12.21 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.22 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Sellers and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.

12.23 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.24 Entire Agreement/Amendment. With the exception of the Agreement for Use and Non-Disclosure of Confidential Information dated as of September 28, 2017, between CHSPSC, LLC and Buyer Guarantor, this Agreement supersedes all previous contracts or understandings, including any offers, letters of intent, proposals or letters of understanding, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.25 Seller Guarantor Guaranty. Seller Guarantor hereby unconditionally and absolutely guarantees the prompt performance and observance by Sellers of each and every obligation, covenant and agreement of Sellers arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of Seller Guarantor under this Section 12.25 is a continuing guaranty and shall remain in effect, and the obligations of Seller Guarantor shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of Seller Guarantor:

(a) The compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements or any party under this Agreement or any ancillary documents hereto; or

(b) The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.

12.26 Buyer Guarantor Guaranty. Buyer Guarantor hereby unconditionally and absolutely guarantees the prompt performance and observance by Buyer of each and every obligation, covenant and agreement of Buyer arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of Buyer Guarantor under this Section 12.26 is a continuing guaranty and shall remain in effect, and the obligations of Buyer Guarantor shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of Buyer Guarantor:

(a) The compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements or any party under this Agreement or any ancillary documents hereto; or

(b) The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.

12.27 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Assets shall be borne by Sellers prior to the Effective Time and by Buyer thereafter.

12.28 Sellers’ Knowledge. “Sellers’ knowledge” (and any similar expression) means, as to a particular matter, the actual knowledge of any person specified with respect to Sellers on Schedule 12.28.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

SELLERS:		BUYER:

HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC		JAMESTOWN TN MEDICAL CENTER, INC.

By:	/s/ Terry H. Hendon	By:	/s/ Seamus Lagan
Name:	Terry H. Hendon	Name:	Seamus Lagan
Title:	Vice President	Title:	CEO

JAMESTOWN HMA PHYSICIAN MANAGEMENT, LLC

By:	/s/ Terry H. Hendon
Name:	Terry H. Hendon
Title:	Vice President

SELLER GUARANTOR:		BUYER GUARANTOR:

CHS/COMMUNITY HEALTH SYSTEMS, INC.		RENNOVA HEALTH, INC.

By:	/s/ Terry H. Hendon	By:	/s/ Seamus Lagan
Name:	Terry H. Hendon	Name:	Seamus Lagan
Title:	Vice President	Title:	CEO

[Signature Page to Asset Purchase Agreement]